Exhibit 99.1

Dear Fellow Stockholder:

We are pleased to provide you with an update regarding the new offering price for the Griffin Capital Net Lease REIT shares being sold in our initial public offering, a matter we initially wrote to you about in January. On February 15, 2013, we filed a Form 8-K, (a copy of which is enclosed for your reference), announcing our new offering price and a new distribution rate. The filing also addresses a number of related matters, including how these changes affect our distribution reinvestment plan (“DRP”) and share redemption program (“SRP”).

Change in Offering Price

We previously announced that we would be establishing a new offering price for our shares in the current offering in connection with our pending follow-on offering. Accordingly, as of today, February 15, 2013, the offering price of the common stock being sold pursuant to our current public offering has increased from $10.00 per share to $10.28 per share.

Change to Investor Distributions

On January 31, 2013, following the determination of our per share offering price, the board of directors declared a new daily distribution rate of $0.001901096, effective as of February 15, 2013. The new rate results in a 2.81% increase in our distribution rate from $0.675 per share per year to $0.694 per share per year (assuming the share was purchased for $10.00) payable to stockholders as of the close of each business day from February 15, 2013 through March 31, 2013. The annualized distribution rate for stockholders purchasing shares at the new offering price of $10.28 will be equivalent to 6.75% per share per year.

Changes to the Distribution Reinvestment Plan (“DRP”)

Many of our fellow stockholders participate in our Distribution Reinvestment Plan (“DRP”), rather than receive monthly cash distributions. As a result of the change in our offering price (and as detailed in the Form 8-K), our board of directors has approved an amendment and restatement of our DRP which provides that the offering price per share for issuances of shares of common stock pursuant to our DRP beginning February 25, 2013 will be approximately $9.77 per share (95% of the revised per share offering price of $10.28). If you are currently a participant in the DRP, no action is necessary — you will continue to be enrolled in the amended DRP unless you provide us with written notice to terminate your participation.

Changes to the Share Redemption Program (“SRP”)

On January 31, 2013, the board of directors amended the share redemption program to revise the redemption price per share for shares purchased under the SRP. Pursuant to the amendments to the SRP, as long as we are engaged in an offering, the redemption price per share shall be as follows:

•	the lower of $9.25 or the price paid to acquire the shares for stockholders who have held their shares for at least one year;

•	the lower of $9.50 or the price paid to acquire the shares for stockholders who have held their shares for at least two years;

•	the lower of $9.75 or the price paid to acquire the shares for stockholders who have held their shares for at least three years; and

•	the lower of $10.28 or the price paid to acquire the shares stockholders who have held their shares for at least four years.

The redemption price per share as described above for shares repurchased will be reduced by the aggregate amount of net proceeds per share, if any, distributed to the stockholders prior to the redemption date as a result of a “special distribution.” The board may change the redemption price per share at any time by providing 30 days’ notice to stockholders. The amendments to the SRP will be effective as of March 17, 2013 and will be effective for all redemptions requested in the first quarter of 2013. We look forward to 2013 and will continue to provide you with updates on our progress on a regular basis. As always, should you have any questions in regards to your investment in Griffin Capital Net Lease REIT, please do not hesitate to contact our Investor Services department at (888) 926-2688.

Sincerely,

Kevin A. Shields	David C. Rupert
Chairman and CEO	President
Griffin Capital Net Lease REIT, Inc.	Griffin Capital Net Lease REIT, Inc.

Enclosure:

Form 8-K